Exhibit 5.1

DLA Piper LLP (US) One Liberty Place 1650 Market Street, Suite 5000 Philadelphia, PA 19103-7300 www.dlapiper.com T: 215-656-3300 F: 215-656-3301

June 15, 2026

PDS Biotechnology Corporation
303A College Road
East Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as special counsel to PDS Biotechnology Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of the Company’s common stock, par value $0.00033 per share, having an aggregate offering price of up to $50,000,000 (the “Placement Shares”), pursuant to the registration statement on Form S-3 (File No. 333-289942), initially filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on August 29, 2025 and declared effective on April 28, 2026 (as amended, the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”), the prospectus supplement, dated June 15, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and the Sales Agreement, dated June 15, 2026 (the “Sales Agreement”), by and between the Company, on one hand, and Yorkville Securities, LLC and B. Riley Securities, Inc., as sales agents and/or principals, on the other hand. This opinion letter is being furnished in connection with the filing of the Prospectus Supplement included in the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

As counsel for the Company, we have examined the Registration Statement, the Prospectus, the Sales Agreement, and originals or copies, certified or otherwise identified to our satisfaction, of the Eighth Amended and Restated Certificate of Incorporation, as amended, of the Company, the Third Amended and Restated Bylaws, as amended, of the Company, resolutions adopted at meetings, or actions by written consent, of the board of directors of the Company (or a committee thereof) relating to the authorization of the issuance and sale of the Placement Shares, among other things, and approval of the Sales Agreement, and such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness and validity of all signatures (including, without limitation, signatures via DocuSign, eSignature or similar technology); the authenticity and completeness of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as certified or photostatic copies or telecopies or portable document file (.pdf) copies (and the authenticity and completeness of the originals of such copies) or which we obtained from the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system; that each individual executing any document, whether on behalf of such individual or an entity, is legally competent to do so; the due authority of the parties signing any document on behalf of a party (other than the Company); that all public records reviewed or relied upon by us are authentic, accurate and complete; that all factual statements and information contained in any documents are true and complete; and that there has been no oral or written modification or amendments to any documents by action or omission of the parties or otherwise. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We express no opinion concerning any laws of any state or jurisdiction other than those provisions of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing (the “DGCL”), which, in the experience of our attorneys who are members of the bar in New York, in the exercise of customary professional diligence, are normally applicable to transactions of the type contemplated in the Sales Agreement, but without our having made any special investigation concerning any other law, rule or regulation, in each case in effect on the date hereof.

With respect to our opinion based on the DGCL, our examination has been limited to a review of such laws as reported in standard, unofficial compilations. Our opinion is based on these laws as in effect on the date hereof. With respect to our opinion expressed below, we have assumed that at or prior to the time of issuance of the Placement Shares, the Registration Statement and the Prospectus will not have been modified or withdrawn, or any Placement Shares deregistered, and that there will not have occurred any change in law affecting the validity of the issuance of the Placement Shares.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that the Placement Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Sales Agreement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated. This letter is rendered as of the date hereof and we disclaim any undertaking to advise you hereafter of any facts, circumstances, events or developments hereafter occurring or coming to our attention which may alter, affect or modify the opinions or confirmations expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder (including Item 509 of Regulation S-K).

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)